As filed with the Securities and Exchange Commission on July 13, 2010
Registration No. 333-139573

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
WASTE SERVICES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	01-0780204 (I.R.S. Employer Identification Number)

2301 Eagle Parkway, Suite 200
Fort Worth, Texas 76177
(817) 632-4000
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

IESI Corporation
2301 Eagle Parkway, Suite 200
Fort Worth, Texas 76177
(817) 632-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

(Approximate date of commencement of proposed sale to the public: Not Applicable.)
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES
          This Post-Effective Amendment relates to the Registration Statement on Form S-3, Registration No. 333-139573, (the “Registration Statement”) which was originally filed with the Securities and Exchange Commission on December 21, 2006 and amended on January 26, 2007 and registered 16,616,547 shares of common stock (“Common Stock”) of Waste Services, Inc. (the “Company”).
          On July 2, 2010, pursuant to the Agreement and Plan of Merger, dated November 11, 2009 (the “Merger Agreement”), by and among IESI-BFC Ltd. (“IESI-BFC”), IESI-BFC Merger Sub, Inc. (“Merger Sub”), a wholly-owned subsidiary of IESI-BFC, and the Company, Merger Sub merged with and into the Company, with the Company surviving the merger as a subsidiary of IESI-BFC. As a result of the merger, each share of Common Stock outstanding immediately prior to the merger was cancelled in exchange for the right to receive 0.5833 IESI-BFC common shares (and cash in lieu of fractional shares). The Common Stock ceased trading on the NASDAQ Global Market before the market opened on July 2, 2010. In connection with the merger, the Company has filed a Form 15 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 to terminate the registration of the Common Stock.
          As a result of the merger, the Company has terminated any offering of the Company’s securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statement.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on July 13, 2010.

WASTE SERVICES, INC.
By:	/s/ Thomas J. Cowee
	Name:	Thomas J. Cowee
	Title:	Chief Financial Officer and Director

POWER OF ATTORNEY
          Each person whose signature appears below constitutes and appoints any of Keith A. Carrigan, Charles F. Flood, Thomas J. Cowee or William Chyfetz his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing appropriate or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on July 13, 2010.

Signature	Title

/s/ Charles F. Flood
Charles F. Flood	President (Principal Executive Officer) and Director

/s/ Thomas J. Cowee
Thomas J. Cowee	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer) and Director

/s/ Keith A. Carrigan
Keith A. Carrigan	Director